Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Alliance Bancorporation:

We consent to the incorporation by reference in the registration statement on Form S-3 and related Prospectus, as filed on May 14, 2021, of Western Alliance Bancorporation of our reports dated February 25, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Western Alliance Bancorporation, appearing in the Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the registration statement and related prospectus.

/s/ RSM US LLP

Phoenix, Arizona

May 13, 2021